FRIEDMAN LLP®
ACCOUNTANTS AND ADVISORS

September 15, 2022

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by Rekor Systems, Inc. under Item 4.01 of its Form 8-K dated September 15, 2022. We agree with the statements concerning our firm in such Form 8-K; we are not in position to agree or disagree with other statements of Rekor Systems, Inc. contained therein.

Sincerely,

Friedman LLP

Friedman LLP